Registration No. 333-14253
                                                                Rule 424 (b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED DECEMBER 4, 1996

                   MLCC Mortgage Investors, Inc., Depositor
             Mortgage Loan Asset Backed Pass-Through Certificates,
                            Series 1996-D, Class A

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

     On December 11, 1996, the Mortgage Loan Asset Backed Pass-Through Certificates, Series 1996-D, Class A (the "Certificates") were issued in an approximate original aggregate principal amount of $627,062,000. The Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of November 1, 1996 by and among MLCC Mortgage Investors, Inc., as depositor, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Depositor that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page S-31 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                            PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                     (Dollars in Thousands)

                                         December 31, 2000          December 31, 2000             December 31, 2000
                                      -----------------------     ----------------------      -------------------------
                                        Number of                   Number of                   Number of
                                       PrimeFirst   Principal      PrimeFirst  Principal       PrimeFirst     Principal
                                         Loans        Amount          Loans      Amount            Loans       Amount
                                      -----------------------     ----------------------      -------------------------
PrimeFirst Loans
  Outstanding...................         17,917   $6,750,058        11,223    $4,526,896         11,263     $4,408,862
Delinquency Period
  30-59 Days....................            486   $  197,046           199    $   76,666            184     $   77,751
  60-89 Days....................             55       28,746            38        15,834             26          9,815
  90 Days or More*..............             20       13,294            15         8,300             34         23,664
                                         ------   ----------        ------    ----------         ------     ----------
     Total Delinquency..........            561   $  239,086           252    $  100,800            244     $  111,230
                                         ======   ==========        ======    ==========         ======     ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................           3.13%        3.54%         2.25%         2.23%          2.17%          2.52%

Loans in Foreclosure............            36    $   24,910            36    $   33,135             47     $   43,681

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................           0.20%        0.37%         0.32%         0.73%          0.42%          0.99%

_______________
* Does not include loans subject to bankruptcy proceedings.


                                                      PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                           (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 2000     December 31, 1999     December 31, 1998
                                                       -----------------     -----------------     -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................          $5,638,477            $4,467,879           $4,855,906
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................              14,570                11,243               12,711
Gross Charge-offs.................................          $      885            $    5,578            $   4,030
Recoveries........................................                   0                    16                    2
                                                            ----------            ----------            ---------
Net Charge-offs...................................          $      885            $    5,562            $   4,028
                                                            ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                0.02%                 0.12%               0.08%


     The first two tables set forth after the second paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page S-32 of the Prospectus Supplement are hereby updated, in their entirety as follows:


                                             Revolving Credit Line Loan Delinquency Experience
                                                          (Dollars in Thousands)

                                     Year ended      Year ended        Year ended        Year ended         Year ended
                                    December 31,    December 31,      December 31,      December 31,       December 31,
                                        1996            1997              1998              1999               2000
                                    ------------    ------------      ------------      ------------       ------------
Number of Revolving Credit
  Line (RCL) Loans Serviced......         28,368          31,395            30,571           31,517             33,863
Aggregate Loan Balance of
  RCL Loans Serviced.............  $   1,353,800      $1,387,217        $1,191,938       $1,202,594         $1,313,527
Loan Balance of RCL Loans
  2 months Delinquent............  $       8,292          $5,450            $6,634           $6,427             $8,137
Loan Balance of RCL Loans
  3 months or more Delinquent(1).  $      39,508         $44,104           $31,348          $22,863            $18,782
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans...........           3.53%           3.57%             3.19%            2.44%              2.05%


                                                        Revolving Credit Line Loan Loss Experience
                                                               (Dollars in Thousands)

                                     Year ended      Year ended        Year ended        Year ended         Year ended
                                    December 31,    December 31,      December 31,      December 31,       December 31,
                                        1996            1997              1998              1999               2000
                                    ------------    ------------      ------------      ------------       ------------
Number of Revolving Credit
 Line Loans serviced.............         28,368          31,395            30,571           31,517             33,863
Aggregate Loan Balance of
 RCL Loans Serviced..............    $ 1,353,800     $ 1,387,217       $ 1,191,938      $ 1,202,594        $ 1,313,527
For the Period:
Gross Charge-offs Dollars........    $     1,860     $     4,269       $     2,756      $     4,445        $     3,884
  Percentage(2)..................           0.14%           0.31%             0.23%            0.37%              0.30%
_______________
(1)      Includes Bankruptcy and Foreclosure.
(2)      As a percentage of aggregate balance of revolving credit line loans serviced.


     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances", "Prime Index Initial Mortgage Loan Margins", "One-Month LIBOR Index Initial Mortgage Loan Margins", "Six-Month LIBOR Index Initial Mortgage Loan Margins" and "One-Year Treasury Index Initial Mortgage Loan Margins" under the heading "The Mortgage Pool" on pages S-21 and S-24 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2000, the Mortgage Loan Balances and Margins of the Mortgage Loans:


                                       Range of Principal Balances as of December 31, 2000

                                                                                              % of Mortgage
                                          Number of                                         Pool by Principal
Range of Principal Balances             Mortgage Loans         Principal Balance                 Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                   59               $    1,975,986.48                  0.82%
$50,000-54,999.99                               8                      419,435.61                  0.17%
$55,000-59,999.99                              15                      850,360.54                  0.35%
$60,000-74,999.99                              37                    2,501,488.02                  1.03%
$75,000-99,999.99                              64                    5,624,211.21                  2.32%
$100,000-149,999.99                           135                   16,513,059.40                  6.81%
$150,000-199,999.99                            73                   13,139,191.86                  5.42%
$200,000-249,999.99                            92                   20,288,689.01                  8.37%
$250,000-299,999.99                            75                   20,473,788.65                  8.44%
$300,000-349,999.99                            53                   16,958,640.30                  6.99%
$350,000-399,999.99                            30                   11,228,472.78                  4.63%
$400,000-449,999.99                            25                   10,599,876.91                  4.37%
$450,000-499,999.99                            24                   11,427,779.25                  4.71%
$500,000-549,999.99                            22                   11,438,969.10                  4.72%
$550,000-599,999.99                            10                    5,755,551.71                  2.37%
$600,000-649,999.99                            16                    9,960,206.83                  4.11%
$650,000-699,999.99                             8                    5,386,149.86                  2.22%
$700,000-749,999.99                            12                    8,768,950.99                  3.62%
$750,000-799,999.99                             4                    3,110,782.49                  1.28%
$800,000-849,999.99                             8                    6,568,252.35                  2.71%
$850,000-899,999.99                             7                    6,149,439.56                  2.54%
$900,000-949,999.99                             6                    5,458,641.48                  2.25%
$950,000-999,999.99                             7                    6,935,552.42                  2.86%
$1,000,000-1,099,999.99                         9                    9,282,701.44                  3.83%
$1,100,000-1,199,999.99                         4                    4,429,999.99                  1.83%
$1,200,000-1,299,999.99                         3                    3,747,301.84                  1.55%
$1,300,000-1,399,999.99                         2                    2,609,863.54                  1.08%
$1,400,000-1,499,999.99                         2                    2,995,162.67                  1.24%
$1,500,000-1,599,999.99                         2                    3,087,500.00                  1.27%
$1,600,000-1,699,999.99                         2                    3,323,968.90                  1.37%
$1,900,000-1,999,999.99                         2                    3,999,203.41                  1.65%
$2,300,000-2,399,999.99                         1                    2,330,000.00                  0.96%
$2,500,000-2,599,999.99                         1                    2,500,000.00                  1.03%
$2,600,000-2,699,999.99                         1                    2,605,164.94                  1.07%
                                    --------------------------------------------------------------------------------
               TOTALS                        819                $242,444,343.54                  100.00%
                                    ================================================================================


                                    Prime Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                      Number of                                         Pool by Principal
                   Margin                           Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                    -0.375                                 1                   $   433,527.87                 16.10%
                     0.25                                  2                       187,901.99                  6.98%
                     0.5                                   1                        73,200.00                  2.72%
                     0.75                                  1                        96,900.00                  3.60%
                     1.25                                  1                       695,000.00                 25.80%
                     1.625                                 1                       850,000.00                 31.56%
                     2.375                                 1                       250,000.00                  9.28%
                     2.75                                  1                       106,799.99                  3.97%
                                              ---------------------------------------------------------------------------------
                   TOTALS                                  9                   $ 2,693,329.85                100.00%
                                              =================================================================================


                                    One-Month LIBOR Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                      Number of                                         Pool by Principal
                   Margin                           Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                     0.875                                  3                 $   1,576,899.99                 1.53%
                     1                                      1                       263,121.07                 0.26%
                     1.125                                  1                       300,000.00                 0.29%
                     1.25                                   1                       400,000.00                 0.39%
                     1.375                                 11                     9,071,860.94                 8.79%
                     1.5                                   19                    11,089,273.91                10.75%
                     1.625                                 45                    21,404,280.18                20.75%
                     1.75                                  14                    11,036,812.67                10.70%
                     1.875                                 55                    18,046,742.10                17.50%
                     2                                     16                     8,393,543.92                 8.14%
                     2.125                                 58                    11,863,241.48                11.50%
                     2.25                                   5                     1,024,324.22                 0.99%
                     2.375                                 29                     5,355,688.68                 5.19%
                     2.5                                    4                       434,231.78                 0.42%
                     2.625                                 30                     2,741,161.21                 2.66%
                     2.75                                   1                       144,304.77                 0.14%
                                              ---------------------------------------------------------------------------------
                   TOTALS                                 293                 $ 103,145,486.92               100.00%
                                              =================================================================================


                                    Six-Month LIBOR Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                       Number of                                        Pool by Principal
                    Margin                          Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                     0.3125                                  1                $     302,638.21                 0.23%
                     1                                       2                    1,189,999.72                 0.89%
                     1.125                                   2                    1,383,278.45                 1.03%
                     1.25                                    1                      391,143.00                 0.29%
                     1.5                                    12                   11,506,451.69                 8.58%
                     1.625                                  17                   12,263,420.96                 9.14%
                     1.75                                   67                   26,671,130.48                19.88%
                     1.875                                  14                   10,069,348.64                 7.51%
                     2                                      89                   27,461,984.38                20.46%
                     2.125                                  13                    7,506,766.77                 5.60%
                     2.25                                  170                   22,277,201.87                16.61%
                     2.375                                   4                      688,509.71                 0.51%
                     2.5                                    46                    6,367,645.12                 4.75%
                     2.625                                   7                      876,172.80                 0.65%
                     2.75                                   62                    5,189,731.27                 3.87%
                                               --------------------------------------------------------------------------------
                                                           507                $ 134,145,423.07               100.00%
                                               ================================================================================


                              One-Year Treasury Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                       Number of                                        Pool by Principal
                    Margin                          Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                     1.875                                   1                 $   391,923.72                 15.93%
                     2.125                                   2                   1,071,595.31                 43.56%
                     2.25                                    1                      55,174.86                  2.24%
                     2.375                                   3                     685,198.96                 27.85%
                     2.75                                    2                     245,429.67                  9.98%
                     3                                       1                      10,781.18                  0.44%
                                               --------------------------------------------------------------------------------
                    TOTALS                                  10                 $ 2,460,103.70                100.00%
                                               ================================================================================

                             --------------------


                The date of this Supplement is March 30, 2001.